Exhibit 3.1

CORENERGY INFRASTRUCTURE TRUST, INC.

ARTICLES SUPPLEMENTARY

CORENERGY INFRASTRUCTURE TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation (the “Charter”), authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), issuable from time to time in one or more classes or series, and authorize the Board of Directors of the Corporation (the “Board of Directors”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: In accordance with Section 2-208(b) of the Maryland General Corporation Law and pursuant to the authority expressly vested in the Board of Directors by Article VI of the Charter, the Board of Directors has duly classified and designated 32,200 unissued shares of Preferred Stock (the “Additional Shares”) as additional “7.375% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock set forth in the Charter.

THIRD:  The Additional Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.  After giving effect to the classification and designation of the Additional Shares set forth herein, the total number of shares of Series A Preferred Stock that the Corporation has authority to issue is 55,200 shares.

FOURTH: The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in Article VI of the Charter.  These Articles Supplementary shall become effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary as of April 12, 2017.

CORENERGY INFRASTRUCTURE TRUST, INC.

/s/ David J. Schulte
By: David J. Schulte
Title: President

ATTEST:

/s/ Rebecca M. Sandring
By: Rebecca M. Sandring
Title: Secretary